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Exhibit 4.47

news release

NORANDA'S CEO DEREK PANNELL TO SPEAK AT THE
CIBC WORLD MARKETS 2003 WHISTLER CONFERNCE

TORONTO, ONTARIO, February 26, 2003 — Mr. Derek Pannell, President and Chief Executive Officer of Noranda Inc., will be making a presentation on Noranda at the CIBC World Markets 2003 Whistler Conference for Institutional Investors in Whistler, British Columbia on Thursday, February 27, 2003. Mr. Pannell is expected to speak at approximately 3:30 p.m. (PACIFIC TIME).

A copy of Mr. Pannell's presentation slides will appear on Noranda's website — www.noranda.com — in the "For Investors" section prior to the presentation.

The webcast can be found at the following addresses:
http://events.onlinebroadcasting.com/cibcworldmarkets/022703/index.php

or

http://www.noranda.com

Noranda Inc. is a leading international mining and metals company with more than 48 mining and metallurgical operations and projects under development in 17 countries. Noranda is one of the world's largest producers of zinc and nickel and is a significant producer of copper, primary and fabricated aluminum, lead, silver, gold, sulphuric acid and cobalt. Noranda is also a major recycler of secondary copper, nickel and precious metals. Noranda employs over 16,000 people. It is listed on The Toronto Stock Exchange and The New York Stock Exchange (NRD).

Contact:

Dale Coffin
Director, External Communications
Tel: 416-982-7161
dale.coffin@toronto.norfalc.com
www.noranda.com

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NORANDA'S CEO DEREK PANNELL TO SPEAK AT THE CIBC WORLD MARKETS 2003 WHISTLER CONFERNCE